Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

LINCARE HOLDINGS INC. ANNOUNCES

FIRST QUARTER 2006 FINANCIAL RESULTS

Clearwater, Florida (April 24, 2006) — Lincare Holdings Inc. (NASDAQ:LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter ended March 31, 2006.

For the quarter ended March 31, 2006, revenues were $333.6 million, a 9% increase over revenues of $305.2 million for the first quarter of 2005. Net income for the quarter ended March 31, 2006, was $47.9 million compared to net income of $54.6 million for the first quarter of 2005. Diluted earnings per share were $0.48 for the quarter ended March 31, 2006, compared with $0.51 diluted earnings per share for the comparable prior year period.

The financial results for the quarter ended March 31, 2006 were impacted by the required adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share – Based Payment,” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R using the modified prospective method, and accordingly, recognized $4.3 million of pre-tax compensation expense ($2.7 million after taxes, or $0.03 per share) during the first quarter of 2006.

First quarter results in 2006 were also negatively impacted by reductions in Medicare prices for respiratory medications and related dispensing fees that took effect on January 1, 2006, and reduced Medicare pricing for oxygen equipment that went into effect on April 1, 2005. The Company estimates that net revenues in the first quarter of 2006 were reduced as a result of these changes by 9%, or $27.4 million, when compared with the prior year period, comprised of $8.7 million from a reduction in the dispensing fee, $2.0 million from reduced ASP-based respiratory drug prices and $16.7 million from lower oxygen pricing. The Company estimates that the price reductions were offset by 15% internal growth during the quarter and by the contribution from acquisitions completed in the past 12 months.

During the first quarter of 2006, Lincare completed the acquisition of one company with annual revenues of approximately $0.6 million. The acquired business was located in Kentucky.

Lincare added 13 new operating centers in the first quarter derived from internal expansion. The total number of Lincare locations expanded to 896 at the end of the first quarter.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first quarter of 2006. Our operating centers achieved accelerated growth in patient volumes in our core oxygen therapy business, with customer growth of approximately 14% over the prior year’s first quarter. Our emerging efforts in the treatment of sleep-related disorders are also producing results, with revenues increasing more than 25% over the comparable period last year. Sleep-related products and services now comprise approximately 12% of our revenues.”

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in the first quarter of 2006.” Lincare generated $95.5 million of cash from operating activities during the first quarter. Investments of cash during the quarter included $24.3 million in net capital expenditures and $0.6 million in business acquisition expenditures. The Company repurchased 683,748 shares of its common stock during the quarter for $28.1 million. Long-term obligations were $275.4 million and cash and short-term investments were $88.7 million at March 31, 2006.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 630,000 customers in 47 states.

Lincare will hold its annual meeting of stockholders on May 15, 2006, at 9:00 A.M. at the Holiday Inn Select, 3535 Ulmerton Road, Clearwater, Florida. Stockholders of record at the close of business on March 31, 2006, are entitled to vote the shares held on that date at the annual meeting. The Company has posted its expected earnings release dates for the remainder of the 2006 fiscal year under the Investor Relations section of its web site at http://www.lincare.com.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operations of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(In thousands, except share and per share data)

	For the three months ended
	March 31, 2006	March 31, 2005
Net revenues	$333,591	$305,177

Costs and expenses:
Costs of goods and services	74,401	56,534
Operating expenses	79,107	70,004
Selling, general and administrative expenses	70,493	61,560
Bad debt expense	5,004	4,578
Depreciation expense	24,508	22,095
Amortization expense	419	427

Operating income	79,659	89,979

Interest and Other expense	1,808	2,408

Income before income taxes	77,851	87,571

Income taxes	29,965	32,953

Net income	$47,886	$54,618

Basic earnings per common share	$0.50	$0.54

Diluted earnings per common share	$0.48	$0.51

Weighted average number of common shares outstanding	95,791,438	100,983,920

Weighted average number of common shares and common share equivalents outstanding	102,875,766	108,757,231

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	March 31, 2006	December 31, 2005
Cash and short-term investments	$88,675	$46,969
Accounts Receivable, Net	156,679	144,130
Current Assets	252,685	198,681
Total Assets	1,720,577	1,666,873
Current Liabilities	114,053	93,811
Long-Term Obligations	275,415	275,436
Stockholders’ Equity	1,162,077	1,137,876